Exhibit 99.1

Bread Financial Reports Fourth Quarter and Full Year 2022 Results

COLUMBUS, Ohio, January 26, 2023 – Bread Financial Holdings, Inc. (NYSE: BFH), a tech-forward financial services company that provides simple, personalized payment, lending, and saving solutions, today announced financial results for the fourth quarter and full year ended December 31, 2022.

($ in millions)	Fourth Quarter 2022	Full Year 2022
Net (loss) income	**$(134)**	**$223**
Earnings per Diluted Share	**$(2.68)**	**$4.46**

- Fourth quarter net income was $(134) million, or $(2.68) per diluted share, with a reserve build of $380 million primarily due to strong loan growth in the quarter, including the required reserve build relating to the acquisition of the AAA credit card portfolio.
- Total fourth quarter revenue was $1,033 million, up $178 million, or 21%, versus the fourth quarter of 2021.
- As expected, normalization of credit metrics continued in the fourth quarter with a delinquency rate of 5.5% and a net loss rate of 6.3%.

Business Highlights

"I am pleased with our solid business development efforts throughout 2022, including the addition of AAA and the NFL, as well as our multi-year renewal with Victoria's Secret and its co-brand product launch. Our business development pipeline remains robust and diverse from a size, product, and industry standpoint. We will continue to leverage our full suite of lending products to attract and retain top brands and build upon our momentum in 2023," said Ralph Andretta, president and chief executive officer of Bread Financial.

"We are excited to announce a new relationship with Hard Rock International, which includes offering Hard Rock's vast customer base a new way to pay through our co-brand credit card, creating new experiences, providing special offers, and strengthening customer loyalty for the brand. Hard Rock attracts a broad demographic given its offerings, further expanding our reach across generations.

"During the fourth quarter, we announced a new multi-year agreement with the New York Yankees. This exciting relationship rewards Yankees fans for their purchases and provides enhanced benefits through a New York Yankees co-brand credit card, while further diversifying our brand partner base.

"We are also pleased to extend our long-standing relationship with Helzberg Diamonds, underscoring our strong position in the jewelry space and optimizing the value proposition that we offer to Helzberg customers," Andretta noted.

CEO COMMENTARY

"2022 was another successful transformational year for our company, starting with our rebrand to Bread Financial last March. We executed on our strategic objectives, including expanding our product offerings with the launch of the Bread Cashback™ American Express® Credit Card, securing new, diverse program agreements and long-term renewals with iconic brands, and advancing our technology modernization through major enhancements to our core platform and surrounding digital assets.

"We achieved our full year 2022 financial targets, delivering quality average loan growth of 13% year-over-year, as evidenced by a 19% increase in pretax pre-provision earnings (PPNR) versus 2021. We remained disciplined while continuing to invest in our future growth, generating over 200 basis points of positive operating leverage for the year. We further demonstrated our financial resilience with greater product and funding diversification, increased loss absorption capacity through our loan loss reserve build, and growth in capital and tangible book value.

"As the macroeconomic landscape evolves, we are closely monitoring the impact of inflation and higher interest rates on consumers. We are observing a shift toward non-discretionary spending with payment rates approaching pre-pandemic levels, and we continue to proactively adjust our underwriting and credit line management accordingly.

"Our seasoned leadership team is experienced in managing through the entire credit cycle, with an emphasis on responsible risk management and recession readiness planning.

"We remain focused on executing on our strategic priorities and making the investments that position Bread Financial to drive sustainable, profitable growth."

- Ralph Andretta, president and chief executive officer

Bread Financial | January 26, 2023 1

 2023 Full Year Outlook  Macroeconomic Assumptions: “Our outlook assumes a more challenging macroeconomic landscape with continued inflationary pressures and an unemployment rate gradually moving to the mid-to-upper 4% range by year-end 2023. Our outlook continues to assume additional interest rate increases by the Federal Reserve will result in a nominal benefit to total net interest income.  Average Loan Growth: “Based on our new and renewed brand partner announcements, visibility into our pipeline, anticipated sale of the BJ’s Wholesale Club portfolio, and the current economic outlook, we expect full year 2023 average credit card and other loans to grow in the mid-single digit range relative to 2022.   Total Revenue: “Total revenue growth for 2023, excluding the anticipated portfolio gain on sale, is anticipated to align with average loan growth, with full year net interest margin similar to 2022.  Total Expenses: “As a result of ongoing investments in technology modernization, digital advancement, marketing, and product innovation, along with continued portfolio growth, we anticipate an increase in total full year expenses versus 2022 although the pace of growth is projected to decelerate versus the 2022 rate. We remain focused on delivering positive operating leverage for the full year as we manage the pace and timing of our investments to align with our full year revenue and growth outlook.   Net Loss Rate: “We expect a net loss rate of approximately 7% for 2023, inclusive of impacts from the 2022 transition of our credit card processing services as well as continued pressure on consumers’ ability to pay due to persistent inflation. We remain confident in our long-term guidance of a through-the-cycle average net loss rate below our historical average of 6%.   Effective Tax Rate: “We expect our full year normalized effective tax rate to be in the range of 25% to 26%, with quarter-over-quarter variability due to the timing of certain discrete items.”  CFO COMMENTARY  “Our fourth quarter financial results reflected continued strong momentum for the company, including year-over-year revenue growth of 21%, driven by 23% average loan growth and improved margins. Credit sales growth in the quarter of 16% was fueled by the addition of new brand partners during the year like the NFL and AAA, as well as new products and existing brand partner growth. As expected, our strong loan growth and the required reserve build related to the acquisition of the AAA portfolio resulted in a meaningful increase in our loan loss reserve which impacted our EPS and Net income in the fourth quarter.   “For the seventh consecutive quarter, PPNR grew year-over-year at a double-digit rate, reflecting our continued focus on delivering quality growth. As expected, fourth quarter expenses increased 13% versus the third quarter of 2022. Consistent with our strategic priorities, we continued to invest in technology modernization, digital advancement, marketing, and product innovation.   “Throughout the year, we made significant progress in strengthening our capital position and diversifying our funding mix. Retail direct-to-consumer deposits now account for $5.5 billion, or 26% of our total funding, and grew 72% year-over-year.  “Our full year financial results were in line with our expectation for normalization of consumer payment behavior in 2022. As expected, inflation and higher interest rates are broadly impacting consumers. We are proactively using our recession readiness playbook to ensure our current and future returns meet our profitability and risk tolerance thresholds.  “Additionally, we have continued to maintain conservative economic scenario weightings in our credit reserve modeling as a result of softness in economic indicators, including the increased cost of consumer debt and high inflation. We believe that our loan loss reserve provides for future loss absorption and protection should more adverse economic scenarios materialize.  “We remain confident in our ability to evaluate risk-reward trade-offs to create long-term value for our stakeholders.”  - Perry Beberman, executive vice president and chief financial officer

Key Operating and Financial Metrics[1]

Credit Sales



+16%
$8.8B
$10.2B
4Q21
4Q22

Revenue



+21%
$855MM
$1,033MM
4Q21
4Q22

PPNR*



+13%
$428MM
$485MM
4Q21
4Q22

Credit Metrics

Delinquency Rate



160 bps
3.9%
5.5%
4Q21
4Q22

Net Loss Rate



190 bps
4.4%
6.3%
4Q21
4Q22

Diluted EPS

Total Company



$0.34
$(2.68)
4Q21
4Q22

Continuing Ops.



$1.21
$(2.68)
4Q21
4Q22

Continuing Operations[1]

($ in millions, except per share amounts)	Quarter Ended December 31, 2022	2021	Change	Year Ended December 31, 2022	2021	Change
Total net interest and non-interest income ("Revenue")	$ 1,033	$ 855	21%	$ 3,826	$ 3,272	17%
Net principal losses	*$ 312*	*$ 176*	77%	*$ 968*	*$ 720*	*35%*
Reserve build (release)	*$ 380*	*$ 187*	103%	*$ 626*	*$ (176)*	*nm*
Provision for credit losses	$ 692	$ 363	91%	$ 1,594	$ 544	193%
Total non-interest expenses	$ 548	$ 427	28%	$ 1,932	$ 1,684	15%
(Loss) income from continuing operations before income taxes	$ (207)	$ 65	nm	$ 300	$ 1,044	(71%)
(Loss) income from continuing operations	**$ (134)**	**$ 61**	**nm**	**$ 224**	**$ 797**	**(72%)**
(Loss) income from continuing operations per diluted share	$ (2.68)	$ 1.21	nm	$ 4.47	$ 15.95	(72%)
Weighted average shares outstanding – diluted	50.0	50.0		50.0	50.0	
Pretax pre-provision earnings (PPNR)*	$ 485	$ 428	13%	$ 1,894	$ 1,588	19%

(1) Reflective of the spinoff of Loyalty Ventures Inc. for all periods presented.

Note: The quarter and year ended December 31, 2022 Delinquency and Net loss rates were impacted by the transition of our credit card processing services.

nm – not meaningful

* *Pretax pre-provision earnings (PPNR) is a non-GAAP financial measure. See "Non-GAAP Financial Measures" and "Reconciliation of GAAP to Non-GAAP Financial Measures".*

Bread Financial | January 26, 2023 3

 Fourth Quarter 2022 Compared with Fourth Quarter 2021 – Continuing Operations  Credit sales were $10.2 billion for the fourth quarter 2022, an increase of $1.4 billion, or 16%, versus the fourth quarter of 2021 driven by new brand partner additions including AAA and NFL, as well as new products and growth from existing brand partners.  Average and end-of-period credit card and other loans were $19.8 billion and $21.4 billion, respectively, each up 23%, driven by continued credit sales growth, new partner additions, as well as further moderation in the consumer payment rate.  Revenue increased $178 million, or 21%, resulting from higher average loan balances and improved loan yields. Net Interest Margin increased 30 basis points year-over-year and was lower sequentially due to seasonality, our acquisition of the AAA portfolio, and increased reversals of interest and fee revenues from higher gross losses.  Total non-interest expenses increased $121 million, or 28%, as card and processing expenses increased $30 million, or 37%, information processing and communications expenses increased $27 million, or 50%, and employee compensation and benefit costs increased $25 million, or 14%.  PPNR, a non-GAAP financial measure, increased $57 million, or 13%, reflecting sustainable, quality growth and continued success in executing on our strategic priorities.  Income from continuing operations decreased $195 million, as the improvement in PPNR was offset by a higher provision for credit losses reflecting both loan growth in the quarter, including the required reserve build related to the acquisition of the AAA portfolio, and a higher reserve rate, as well as increased net principal losses.  The Delinquency rate of 5.5% increased from 3.9% in 4Q21 and decreased from 5.7% in 3Q22. The year-over-year increase was the result of expected consumer payment rate normalization.  The Net loss rate of 6.3% increased from 4.4% in 4Q21 and 5.0% in 3Q22. The fourth quarter rate was impacted by the transition of our credit card processing services, as well as continued consumer payment rate normalization.   Contacts  Investor Relations: Brian Vereb (Brian.Vereb@breadfinancial.com)  Media Relations: Shelley Whiddon (Shelley.Whiddon@breadfinancial.com), 214-494-3811  Rachel Stultz (Rachel.Stultz@breadfinancial.com), 614-729-4890

 Forward-Looking Statements  This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements give our expectations or forecasts of future events and can generally be identified by the use of words such as “believe,” “expect,” “anticipate,” “estimate,” “intend,” “project,” “plan,” “likely,” “may,” “should” or other words or phrases of similar import. Similarly, statements that describe our business strategy, outlook, objectives, plans, intentions or goals also are forward-looking statements. Examples of forward-looking statements include, but are not limited to, statements we make regarding, and the guidance we give with respect to, our anticipated operating or financial results, future financial performance and outlook, future dividend declarations, and future economic conditions.  We believe that our expectations are based on reasonable assumptions. Forward-looking statements, however, are subject to a number of risks and uncertainties that are difficult to predict and, in many cases, beyond our control. Accordingly, our actual results could differ materially from the projections, anticipated results or other expectations expressed in this release, and no assurances can be given that our expectations will prove to have been correct. Factors that could cause the outcomes to differ materially include, but are not limited to, the following: macroeconomic conditions, including market conditions, inflation, rising interest rates, unemployment levels and the increased probability of a recession, and the related impact on consumer payment rates, savings rates and other behavior; global political and public health events and conditions, including the ongoing war in Ukraine and the continuing effects of the global COVID-19 pandemic; future credit performance, including the level of future delinquency and write-off rates; the loss of, or reduction in demand from, significant brand partners or customers in the highly competitive markets in which we compete; the concentration of our business in U.S. consumer credit; inaccuracies in the models and estimates on which we rely, including the amount of our Allowance for credit losses and our credit risk management models; the inability to realize the intended benefits of acquisitions, dispositions and other strategic initiatives, including the spinoff of our former LoyaltyOne® segment; our level of indebtedness and ability to access financial or capital markets; pending and future legislation, regulation, supervisory guidance, and regulatory and legal actions, including, but not limited to, those related to financial regulatory reform and consumer financial services practices, as well as any such actions with respect to late fees, interchange fees or other charges; impacts arising from or relating to the transition of our credit card processing services to third party service providers that we completed in 2022; and failures or breaches in our operational or security systems, including as a result of cyberattacks, unanticipated impacts from technology modernization projects or otherwise. The foregoing factors, along with other risks and uncertainties that could cause actual results to differ materially from those expressed or implied in forward-looking statements, are described in greater detail under the headings “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K for the most recently ended fiscal year, which may be updated in Item 1A of, or elsewhere in, our Quarterly Reports on Form 10-Q filed for periods subsequent to such Form 10-K. Additional information will also be set forth in our Annual Report on Form 10-K for the year ended December 31, 2022. Our forward-looking statements speak only as of the date made, and we undertake no obligation, other than as required by applicable law, to update or revise any forward-looking statements, whether as a result of new information, subsequent events, anticipated or unanticipated circumstances or otherwise.   Non-GAAP Financial Measures  We prepare our Consolidated Financial Statements in accordance with accounting principles generally accepted in the United States of America (GAAP). However, certain information included within this presentation, constitutes non-GAAP financial measures. Our calculations of non-GAAP financial measures may differ from the calculations of similarly titled measures by other companies. In particular, Pretax pre-provision earnings (PPNR) is calculated by increasing/decreasing Income from continuing operations before income taxes by the net build/release in Provision for credit losses. We use PPNR as a metric to evaluate our results of operations before income taxes, excluding the volatility that can occur within Provision for credit losses. Tangible common equity over Tangible assets (TCE/TA) represents Total stockholders’ equity reduced by Goodwill and intangible assets, net, (TCE) divided by Tangible assets (TA), which is Total assets reduced by Goodwill and intangible assets, net. We use TCE/TA as a metric to evaluate the Company’s capital adequacy and estimate its ability to cover potential losses. Tangible book value per common share represents TCE divided by shares outstanding. We use Tangible book value per common share as a metric to estimate the Company’s potential value in relation to tangible assets per share. We believe the use of these non-GAAP financial measures provide additional clarity in understanding our results of operations and trends. For a reconciliation of these non-GAAP financial measures to the most directly comparable GAAP measures, please see the “Reconciliation of GAAP to Non-GAAP Financial Measures”.

 Conference Call / Webcast Information  Bread Financial will host a conference call on Thursday, January 26, 2023 at 8:30 a.m. (Eastern Time) to discuss the Company’s fourth quarter and full year 2022 results. The conference call will be available via the Internet at investor.breadfinancial.com. There will be several slides accompanying the webcast. Please go to the website at least 15 minutes prior to the call to register, download, and install any necessary software. The recorded webcast will also be available on the Company’s website.   About Bread Financial™  Bread FinancialTM (NYSE: BFH) is a tech-forward financial services company providing simple, personalized payment, lending and saving solutions. The company creates opportunities for its customers and partners through digitally enabled choices that offer ease, empowerment, financial flexibility and exceptional customer experiences. Driven by a digital-first approach, data insights and white-label technology, Bread Financial delivers growth for its partners through a comprehensive product suite, including private label and co-brand credit cards, installment lending, and buy now, pay later (BNPL). Bread Financial also offers direct-to-consumer solutions that give customers more access, choice and freedom through its branded Bread CashbackTM American Express® Credit Card and Bread SavingsTM products.  Headquartered in Columbus, Ohio, Bread Financial is powered by its 6,000+ global associates and is committed to sustainable business practices. To learn more about Bread Financial, visit BreadFinancial.com or follow us on Facebook, LinkedIn, Twitter and Instagram.

BREAD FINANCIAL HOLDINGS, INC.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF (LOSS) INCOME
(In millions, except per share amounts)

	Three Months Ended December 31,		Twelve Months Ended December 31,	
	2022	2021	2022	2021
Interest income				
Interest and fees on loans	$ 1,290	$ 1,015	$ 4,615	$ 3,861
Interest on cash and investment securities	35	2	69	7
Total interest income	1,325	1,017	4,684	3,868
Interest expense				
Interest on deposits	102	37	243	167
Interest on borrowings	93	47	260	216
Total interest expense	195	84	503	383
Net interest income	**1,130**	**933**	**4,181**	**3,485**
Non-interest income				
Interchange revenue, net of retailer share arrangements	(135)	(119)	(469)	(369)
Other	38	41	114	156
Total non-interest income	(97)	(78)	(355)	(213)
Total net interest and non-interest income	**1,033**	**855**	**3,826**	**3,272**
Provision for credit losses	**692**	**363**	**1,594**	**544**
Total net interest and non-interest income, after provision for credit losses	341	492	2,232	2,728
Non-interest expenses				
Employee Compensation and Benefits	207	182	779	671
Card and Processing Expenses	111	81	359	323
Information Processing and Communication	82	55	274	216
Marketing Expense	56	47	180	160
Depreciation and Amortization	33	22	113	92
Other	59	40	227	222
Total non-interest expenses	**548**	**427**	**1,932**	**1,684**
(Loss) income from continuing operations before income taxes	(207)	65	300	1,044
Provision for income taxes	(73)	4	76	247
(Loss) income from continuing operations	(134)	61	224	797
Income (loss) from discontinued operations, net of taxes	—	(44)	(1)	4
Net (loss) income	**$ (134)**	**$ 17**	**$ 223**	**$ 801**
Basic income per share				
(Loss) income from continuing operations	$ (2.69)	$ 1.22	$ 4.48	$ 16.02
Income (loss) from discontinued operations	$ —	$ (0.88)	$ (0.01)	$ 0.07
Net (loss) income per share	$ (2.69)	$ 0.34	$ 4.47	$ 16.09
Diluted income per share				
(Loss) income from continuing operations	$ (2.68)	$ 1.21	$ 4.47	$ 15.95
Income (loss) from discontinued operations	$ —	$ (0.87)	$ (0.01)	$ 0.07
Net (loss) income per share	$ (2.68)	$ 0.34	$ 4.46	$ 16.02
Weighted average common shares outstanding				
Basic	49.9	49.8	49.9	49.7
Diluted	50.0	50.0	50.0	50.0
Pretax pre-provision earnings (PPNR)*	$ 485	$ 428	$ 1,894	$ 1,588

* *Pretax pre-provision earnings (PPNR) is a non-GAAP financial measure. See "Non-GAAP Financial Measures" and "Reconciliation of GAAP to Non-GAAP Financial Measures".*

Bread Financial | January 26, 2023 7

 BREAD FINANCIAL HOLDINGS, INC.  UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS  (In millions)  December 31, 2022  December 31, 2021  ASSETS  Cash and cash equivalents  $ 3,891   $ 3,046   Credit card and other loans:  Total credit card and other loans   21,365    17,399   Allowance for credit losses   (2,464)   (1,832)  Credit card and other loans, net   18,901    15,567   Investment securities   221    239   Property and equipment, net   195    215   Goodwill and intangible assets, net   799    687   Other assets   1,400    1,992   Total assets  $ 25,407   $ 21,746   LIABILITIES AND STOCKHOLDERS' EQUITY  Deposits  $ 13,826   $ 11,027   Debt issued by consolidated variable interest entities   6,115    5,453   Long-term and other debt   1,892    1,986   Other liabilities   1,309    1,194   Total liabilities   23,142    19,660   Total stockholders’ equity   2,265    2,086   Total liabilities and stockholders’ equity  $ 25,407   $ 21,746   Shares of common stock outstanding  49.9  49.8

 Note: The unaudited Condensed Consolidated Statements of Cash Flows are presented reflecting the combined cash flows from continuing and discontinued operations.  BREAD FINANCIAL HOLDINGS, INC.  UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS  (In millions)  Year Ended    December 31,  2022  2021  CASH FLOWS FROM OPERATING ACTIVITIES:  Net income  $ 223   $ 801   Adjustments to reconcile net income to net cash provided by operating activities:  Provision for credit losses   1,594    544   Depreciation and amortization   113    123   Deferred income taxes   (245)   (15)  Non-cash stock compensation   33    29   Amortization of deferred financing costs   24    31   Amortization of deferred origination costs   86    75   Other   67    (4)  Change in other operating assets and liabilities, net of acquisitions and dispositions  Change in other assets   (134)   (30)  Change in other liabilities   87    (11)  Net cash provided by operating activities   1,848    1,543   CASH FLOWS FROM INVESTING ACTIVITIES:  Change in credit card and other loans   (3,222)   (1,805)  Change in redemption settlement assets   —    (113)  Payments for acquired businesses, net of cash and restricted cash   —    (75)  Proceeds from sale of credit card loan portfolio   —    512   Purchase of credit card loan portfolios   (1,804)   (110)  Capital expenditures   (68)   (84)  Purchases of investment securities   (43)   (93)  Maturities of investment securities   30    73   Other   (4)   4   Net cash (used in) provided by investing activities   (5,111)   (1,691)  CASH FLOWS FROM FINANCING ACTIVITIES:  Unsecured borrowings under debt agreements   218    38   Repayments/maturities of unsecured borrowings under debt agreements   (319)   (864)  Debt issued by consolidated variable interest entities   4,248    4,278   Repayments/maturities of debt issued by consolidated variable interest entities   (3,587)   (4,538)  Net increase (decrease) in deposits   2,778    1,228   Debt proceeds from spinoff of Loyalty Ventures Inc.   —    652   Transfers to Loyalty Ventures Inc. related to spinoff   —    (127)  Payment of deferred financing costs   (13)   (13)  Dividends paid   (43)   (42)  Repurchases of common stock   (12)   —   Other   (3)   (4)  Net cash provided by (used in) financing activities   3,267    608   Effect of foreign currency exchange rates on cash, cash equivalents and restricted cash   —    —   Change in cash, cash equivalents and restricted cash   4    460   Cash, cash equivalents and restricted cash at beginning of period   3,923    3,463   Cash, cash equivalents and restricted cash at end of period  $ 3,927   $ 3,923

BREAD FINANCIAL HOLDINGS, INC.
UNAUDITED SUMMARY FINANCIAL HIGHLIGHTS
(In millions, except per share amounts and percentages)

	Three Months Ended December 31,			Twelve Months Ended December 31,		
	2022	2021	Change	2022	2021	Change
Credit sales	$ 10,166	$ 8,778	16%	$ 32,883	$ 29,603	11%
Average credit card and other loans	$ 19,820	$ 16,086	23%	$ 17,768	$ 15,656	13%
End-of-period credit card and other loans	$ 21,365	$ 17,399	23%	$ 21,365	$ 17,399	23%
End-of-period direct-to-consumer deposits	$ 5,466	$ 3,180	72%	$ 5,466	$ 3,180	72%
Return on average assets[1]	(2.2%)	1.1%	(3.3%)	1.0%	3.6%	(2.6%)
Return on average equity[2]	(23.3%)	11.1%	(34.4%)	9.8%	40.7%	(30.9%)
Net interest margin[3]	19.1%	18.8%	0.3%	19.2%	18.2%	1.0%
Loan yield[4]	26.0%	25.2%	0.8%	26.0%	24.7%	1.3%
Efficiency ratio[5]	53.1%	50.0%	3.1%	50.5%	51.5%	(1.0%)
Tangible common equity / tangible assets ratio (TCE/TA)[6]	6.0%	6.6%	(0.6%)	6.0%	6.6%	(0.6%)
Tangible book value per common share[7]	$ 29.42	$ 28.09	4.7%	$ 29.42	$ 28.09	4.7%
Cash dividend per common share	$ 0.21	$ 0.21	0.0%	$ 0.84	$ 0.84	0.0%
Payment rate[8]	16.4%	17.2%	(0.8%)	16.4%	17.2%	(0.8%)
Delinquency rate[9]	5.5%	3.9%	1.6%	5.5%	3.9%	1.6%
Net loss rate[9]	6.3%	4.4%	1.9%	5.4%	4.6%	0.8%
Reserve rate	11.5%	10.5%	1.0%	11.5%	10.5%	1.0%

(1) Return on average assets represents annualized Income from continuing operations divided by average Total assets.

(2) Return on average equity represents annualized Income from continuing operations divided by average Total stockholders' equity.

(3) Net interest margin represents annualized Net interest income divided by average Total interest-earning assets.

(4) Loan yield represents annualized Interest and fees on loans divided by Average credit card and other loans.

(5) Efficiency ratio represents Total non-interest expenses divided by Total net interest and non-interest income.

(6) Tangible common equity (TCE) represents Total stockholders' equity reduced by Goodwill and intangible assets, net. Tangible assets (TA) represents Total assets reduced by Goodwill and intangible assets, net. TCE/TA is a non-GAAP financial measure.

(7) Tangible book value per common share represents TCE divided by shares outstanding, and is a non-GAAP measure.

(8) Payment rate represents consumer payments during the last month of the period, divided by the beginning-of-month credit card and other loans, including held for sale in applicable periods.

(9) The three and twelve months ended December 31, 2022 Delinquency and Net Loss rates were impacted by the transition of our credit card processing services.

Bread Financial | January 26, 2023 10

BREAD FINANCIAL HOLDINGS, INC.
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES
(In millions, except percentages)

	Three Months Ended December 31,			Twelve Months Ended December 31,		
	2022	2021	Change	2022	2021	Change
Pretax pre-provision earnings:						
(Loss) income from continuing operations before income taxes	$ (207)	$ 65	nm	$ 300	$ 1,044	(71%)
Provision for credit losses	692	363	91%	1,594	544	193%
Pretax pre-provision earnings (PPNR)	$ 485	$ 428	13%	$ 1,894	$ 1,588	19%
Tangible common equity (TCE)						
Total stockholders' equity	2,265	2,086	9%	2,265	2,086	9%
Less: Goodwill and intangible assets, net	(799)	(687)	16%	(799)	(687)	16%
Tangible common equity (TCE)	$ 1,466	$ 1,399	5%	$ 1,466	$ 1,399	5%
Tangible assets (TA)						
Total assets	25,407	21,746	17%	25,407	21,746	17%
Less: Goodwill and intangible assets, net	(799)	(687)	16%	(799)	(687)	16%
Tangible assets (TA)	$ 24,608	$ 21,059	17%	$ 24,608	$ 21,059	17%

Bread Financial | January 26, 2023 11